                                                                     Exhibit 2.1
                                                                     -----------
                                MERGER AGREEMENT

     Agreement entered into as of November 30, 1997 by and among Physicians Quality Care, Inc., a Delaware corporation ("PQC"), Flagship Health II, P.A., a Maryland professional association ("Flagship"), Clinical Associates, P.A., a Maryland professional association (the "Company"), and the Stockholders ("the Stockholders") and Optionholders (the "Optionholders") of the Company listed on
Schedule I hereto. Flagship, PQC, the Company, the Stockholders and the Optionholders are referred to collectively herein as the "Parties."

     This Agreement contemplates a merger of Flagship into the Company. In such merger, the Stockholders will receive cash and/or shares of PQC Class A Common Stock, par value $0.01 per share (the "Common Stock"), in exchange for their capital stock of the Company.

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I

                                  THE MERGER

     1.1  The Merger.  Upon and subject to the terms and conditions of this
          ----------
Agreement, Flagship shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of Flagship shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and Flagship file the Articles of Merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the Maryland General Corporation Law (the "Articles of Merger") with the Department of Assessments of Taxation of the State of Maryland. The Merger shall have the effects set forth in (S)3-114 of the Maryland General Corporation Law. The Articles of Merger shall be filed promptly following the Closing.

     1.2  The Closing.  The closing of the transactions contemplated by this
          -----------
Agreement (the "Closing") shall take place at the offices of PQC in Baltimore, Maryland, commencing at 9:00 a.m. local time on November 30, 1997 or on such mutually agreeable date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

     1.3  Actions at the Closing.  At the Closing:  (a) the Company, the
          ----------------------
Stockholders and the Optionholders shall deliver to Flagship and PQC the various certificates, instruments and documents referred to in Article V; (b) Flagship and PQC shall deliver to the Company, the Stockholders and the Optionholders the various certificates, instruments and documents referred to in Article VI; (c) the Company and Flagship shall file with the Department of Assessments of Taxation of the State of Maryland the Articles of Merger; (d) each Stockholder shall deliver to Flagship for cancellation the certificates representing his Shares (as defined in Section 1.5(a) below); (e) each Optionholder shall deliver to Flagship for cancellation the Options (as defined in Section 1.5(a) below); and (f) each Stockholder and Optionholder shall receive the amount of cash (by check) and/or the number of shares of Common Stock with an assumed value, as determined and provided in Section 1.12, as set forth opposite such Stockholder's or Optionholder's name on Schedule 1.3 attached hereto (the
                                        ------------
"Merger Consideration"). PQC shall not be required to deliver the Merger Consideration to a Stockholder or Optionholder until such Stockholder or Optionholder has executed and delivered: (i) an instrument of joinder to the Stockholder Agreement attached as Exhibit A hereto, (ii) the Letter Agreement attached as Exhibit D hereto, (iii) a cross indemnity and release agreement previously delivered by the Company to the Stockholder and Optionholder and (iv) the stock certificates of the Company or options held by such Stockholder or Optionholder endorsed in favor of Flagship II.

     1.4  Additional Action.  The Surviving Corporation may, at any time after
          -----------------
the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or Flagship, in order to consummate the transactions contemplated by this Agreement.

     1.5  Conversion of Securities.  At the Effective Time, by virtue of the
          ------------------------
Merger and without any action on the part of any Party or the holder of any of the following securities:

          (a) Each share of common stock of the Company (collectively, the "Shares") held by the Stockholders or held in the Company's treasury immediately prior to the Effective Time and each outstanding option to acquire common stock of the Company (the "Options") held by the Optionholder shall be canceled and retired without payment of any consideration therefor, other than the payment of the Merger Consideration to the Stockholders as set forth in Section 1.3;

          (b) Each share of common stock, $5.00 par value per share, of Flagship issued and outstanding immediately prior to the Effective Time shall be cancelled and retired without payment of consideration therefor; and

          (c) The Stockholder of Flagship shall receive 1,000 shares of the Common Stock, par value $1.00 per share of the Company, which shall constitute all of the issued and outstanding capital stock of the Surviving Corporation as of and after the Effective Time.

     1.6  Dissenting Stockholder.  Each Stockholder represents that such
          ----------------------
Stockholder has voted the Shares owned beneficially or of record by such Stockholder in favor of the adoption of this Agreement and the Merger and, consequently, shall not be entitled to, and shall not, demand and perfect appraisal rights in accordance with (S)3-201, et. seq. of the Maryland General Corporation Law.

     1.7  Articles of Incorporation. The Articles of Incorporation of the
          -------------------------
Surviving Corporation shall be the same as the Articles of Incorporation of Flagship immediately prior to the Effective Time.

     1.8  Bylaws.  The bylaws of the Surviving Corporation shall be the same as
          ------
the bylaws of Flagship immediately prior to the Effective Time.

     1.9  Directors and Officers.  The directors and officers of the Surviving
          ----------------------
Corporation as of the Effective Time shall be those officers and directors specified on Schedule 1.9.
             ------------

     1.10 No Further Rights.  From and after the Effective Time, except as
          -----------------
provided in Section 1.5(c), no Shares of the Company or Flagship shall be deemed to be outstanding, and holders of certificates formerly representing Shares shall cease to have any rights with respect thereto except as provided herein or by law.

     1.11 Closing of Transfer Books.  At the Effective Time, the stock transfer
          -------------------------
books of the Company and Flagship shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as set forth in Section 1.3.

     1.12 PQC Common Stock.
          ----------------

          (a) The parties agree that the per share fair market value of the Common Stock to be included in the Merger Consideration shall be Three Dollars ($3.00).

          (b) The Stockholders agree to enter into, and the shares of Common Stock shall be subject to, the Stockholders Agreement dated as of August 30, 1996, by and among PQC and certain of its Stockholders, as amended and in effect from time to time (the "Stockholders Agreement") attached hereto as Exhibit A.
                                                                    ---------

          (c) Each Stockholder represents, warrants and covenants to PQC as follows:

              (i) The Stockholder has received a copy of the Preliminary Prospectus, dated as of July 7, 1997, with respect to PQC and the Common Stock and has had such opportunity as the Stockholder has deemed adequate to obtain from representatives of PQC such information as is necessary to permit the Stockholder to evaluate the merits and risks of the Stockholder's investment in PQC.

              (ii) The Stockholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the shares of Common Stock and to make an informed investment decision with respect to such acquisition or has relied upon professional business, legal and investment advisers and consultants that the Stockholder reasonably believes have the necessary skills and experience to evaluate the investment on behalf of the Stockholder.

              (iii) The Stockholder can afford a complete loss of the value of the shares of Common Stock and is able to bear the economic risk of holding such Common Stock for an indefinite period.

              (iv) The Stockholder understands that: (A) the Common Stock have not been registered under the Securities Exchange Act of 1934 and is not listed on any national securities exchange, (B) no public trading market in the Common Stock currently exists or is expected to develop, (C) the Common Stock is subject to restrictions upon transfer under the Stockholders Agreement and (D) PQC shall not be subject to the information reporting requirements of the Securities Exchange Act of 1934 and, consequently, financial and other information regarding PQC may not be available.

              (v) A legend substantially in the following form will be placed on the certificate representing the Common Stock:

              "The shares of stock represented by this certificate are subject to restrictions on transfer and requirements of sale set forth in the Stockholders Agreement dated as of August 30, 1996, as amended and in effect from time to time. The Company will furnish a copy of such agreement to the holder of this certificate without charge upon written request. The shares of stock represented by this certificate were originally issued to, or issued with respect to shares originally issued to the following Physician Stockholder:
              _________"

          (d) PQC's Registration Statement on Form S-1 with respect to the Common Stock filed with the Securities and Exchange Commission has been declared effective under the Securities Act of 1933. PQC has made all necessary filings with the Securities Division of the State of Maryland with respect to the Common Stock.

     1.13 Certain Tax Agreements.  The Parties intend to adopt this Agreement
          ----------------------
and Merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code"). The Parties shall not take a position on any tax return or engage in any activities inconsistent with this
Section 1.13.  Without limiting the foregoing each Stockholder agrees that:

          (a) Such Stockholder has not sold, exchanged, transferred or disposed of or received any shares of the Company's capital stock in contemplation of the Merger except as disclosed on Schedule 1.13 attached hereto, and such
                              -------- ----
Stockholder has no present intent to sell, exchange, transfer, dispose of or receive the Company's capital stock in contemplation of the Merger, nor has such Stockholder entered into any discussions or negotiations with regard to the possible sale, exchange, transfer or other disposition of such capital stock.

          (b) Such Stockholder is not subject to any obligation to sell, exchange, transfer or otherwise dispose of all or any of the Common Stock of PQC to be received by such Stockholder in the Merger. Such Stockholder has not entered into any discussions or negotiations with regard to the possible sale, exchange, transfer or other disposition of all or any of the Common Stock. Such Stockholder has no plan or intent to engage in any transaction or arrangement that would reduce such Stockholder's risk of ownership in any way, including without limitation a short sale, hedging transaction or otherwise, with respect to all or any of such Common Stock.

     1.14 Adjustments to Merger Consideration.  (a) The Merger Consideration
          -----------------------------------
shall be reduced to the extent that the average of the Net Assets (as defined below) of Flagship as of the last business day in each month during the 12 month period ending November 30, 1998 is less than the Net Assets of the Company as of November 30, 1997 (the "Shortfall"); provided, however, that in no event shall the Shortfall exceed the difference between Net Adjusted Assets, as defined below, determined as of March 31, 1997 and Net Adjusted Assets, as defined
below, determined as of November 30, 1997.   Such reduction, if any, shall equal
the amount of the Shortfall less the Incremental Company Expenses. The "Incremental Company Expenses" shall be an amount equal to $80,000 plus the portion of the salary paid by the Company for administrative services to Dr. Maffezzoli and Dr. Bodnar with respect to the period from August 1, 1997 through November 30 1997. "Net Assets" shall mean an amount equal to:

          [Accounts Receivable + Prepaid Expenses] minus [Allowance for Claims Incurred But Not Yet Reported + Accounts Payable + Accrued Expenses]
in each case determined in accordance with generally accepted accounting principals applied on a consistent basis. The adjustment, if any, shall be calculated by PQC as soon as practicable after November 30, 1998 and shall be paid (plus interest from November 30, 1998 through the date of payment at a rate equal to 8% per annum), if the Stockholder is at such time an employee of Flagship, by crediting the amount to PQC from the revenue of Flagship and reducing the compensation otherwise payable to the Stockholders during the first calendar quarter of 1999 pursuant to the terms of the Service Agreement and the Employment Agreement with each Stockholder or, if the Stockholder is no longer an employee of Flagship, in cash from the Stockholders within 5 business days of being notified of the amount of the adjustment by PQC, provided that the Management Committee of Pod R (as defined in the Services Agreement) has not otherwise agreed to have such amount deducted from the compensation of the Stockholders who remain employees of Flagship, in which case, it shall be paid from such compensation during the first quarter of calendar 1999.

          (b) The Merger Consideration shall be reduced in the event that less than all of the Stockholders enter into Employment Agreements with Flagship on the Closing Date in the form attached hereto as Exhibit B. The amount of such reduction with respect to each physician who does not enter into such Employment Agreement shall equal 50% of the Merger Consideration set forth on Schedule 1.3

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company, the Stockholders and the Optionholders, who join herein individually (not jointly) and subject to the limitations contained in Section 7.5, represent and warrant to Flagship and PQC that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"), as of the date hereof and as of the Effective Time. Each representation or warranty made by a Stockholder or Optionholder herein regarding the Stockholders or Optionholder of the Company shall be deemed to have been made only with respect to the Stockholder or Optionholder making the representation or warranty and not with respect to any other Stockholder or Optionholder. The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II.

     2.1  Organization, Qualification and Corporate Power.  The Company is a
          -----------------------------------------------
professional association duly organized, validly existing and in corporate and tax good standing under the laws of the State of Maryland and has all power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to PQC true and complete copies of its Articles of Incorporation and Bylaws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws. Except as set forth in Schedule 2.1 hereto, the Company has no subsidiaries or any
                ------------
equity interest in any corporation, partnership, joint venture or other entity.

     2.2  Capitalization.  Schedule 2.2 accurately sets forth (i) the authorized
          --------------   ------------
and outstanding capital stock of the Company and (ii) all outstanding Options.

Schedule 2.2 sets forth a complete and accurate list of all Stockholders and
------------
Optionholders of the Company, indicating the numbers of Shares and Options held by each Stockholder and Optionholder. Other than the Stockholders and the Optionholders, no person or entity owns or has the right to acquire any capital stock, options, or other securities of the Company. The Shares are all of the issued and outstanding shares of capital stock of the Company and each Share is duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Options, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, of any Shares. All of the issued and outstanding Shares and Options were issued in compliance with applicable federal and state securities laws.

     2.3  Authorization.  This Agreement and the other agreements, documents and
          -------------
instruments to be executed and delivered by the Company pursuant hereto and the consummation by the Company of the transactions contemplated hereby and thereby have been approved by all required corporate action, including approval by the Board of Directors of the Company and all of the Stockholders. No further corporate or other proceedings on the part of Company are necessary to authorize this Agreement or the other agreements, documents and instruments to be executed and delivered by the Company pursuant hereto or the transactions contemplated hereby or thereby.

     2.4  Valid and Binding Agreement.  The Company and each Stockholder and
          ---------------------------
Optionholders have the necessary power and authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by the Company or any Stockholder and Optionholder pursuant hereto, and to carry out the transactions contemplated hereby and thereby. Assuming due authorization, execution and delivery thereof by Flagship and PQC, this Agreement and each of the other agreements, documents and instruments to be executed and delivered by the Company, the Stockholders or Optionholders pursuant hereto will constitute valid and binding agreements of the Company, the Stockholders and/or Optionholders enforceable against the Company and/or the Stockholders and/or Optionholders as the case may be, in accordance with their terms, except to the extent that enforceability is limited by bankruptcy or similar laws or by general principles of equity.

     2.5  No Violation.  Except as set forth in Schedule 2.5 hereto, neither the
          ------------                          ------------
execution and delivery of this Agreement or the other agreements, documents and instruments to be executed and delivered by the Company , the Stockholders or the Optionholders pursuant hereto nor the consummation by the Company or the Stockholders of the transactions contemplated hereby or thereby: (a) will violate any provision of the charter documents or Bylaws of the Company, each as currently in effect; (b) subject to obtaining the required consents and approvals described in Schedule 2.6, will violate or conflict with any
                       ------------
applicable statute, law, ordinance, rule, regulation, order, judgment or decree except that no representation or warranty is made under this section with regard to laws referred to in Section 2.22; or (c) subject to obtaining the required consents and approvals described in Schedule 2.6, will violate or conflict with
                                    ------------
or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Security Interest (as defined in Section 2.12) upon any of the properties of the Company under, any contract, commitment, understanding, arrangement, agreement or restriction of any kind by which the properties of the Company are bound or affected, or to which the Company or any Stockholder is a party except for any such violation, conflict or default that would not have a Material Adverse Effect. The term "Material Adverse Effect" as used in this Agreement shall mean any change or effect or any prospective change or effect that, individually or when taken together with other changes or effects, is or is reasonably likely (whether now or after the Effective Time) to be materially adverse to the medical practice conducted by the Stockholders (the "Practice"), the financial condition or results of operation of the Company, Flagship or PQC, the financial arrangements contemplated by the Employment Agreements (as defined in Section 5.16(a)), the value to Flagship or PQC of their affiliation with the Company and the Stockholders or any Party's ability to consummate the transactions contemplated herein.

     2.6  Consents; Filings.  Except as set forth in Schedule 2.6 hereto, no
          -----------------                          ------------
registration or filing with, or consent, approval, permit, authorization or action by, any third-party (including, without limitation, any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body or other person or entity (a "Governmental Entity") is required in connection with the execution and delivery by the Company, any Stockholder or any Optionholder of this Agreement or the other agreements, documents and instruments to be executed and delivered by Company, any Stockholder or Optionholder pursuant hereto or the consummation by the Company, the Stockholders or the Optionholders of the transactions contemplated hereby or thereby.

     2.7  Financial Statements.  The Company has delivered to Flagship and PQC
          --------------------
the balance sheets and statements of income of the Company for and as at the fiscal years ended June 30, 1994, 1995, 1996 and 1997 (the "Financial Statements"), and such balance sheets and statements of income have been prepared in accordance with generally accepted accounting principles consistently applied, are true, complete and accurate and fairly present the financial condition and results of operations for and as at the end of the periods therein referred to on a stand-alone basis.

     2.8  Undisclosed Liabilities.  To the best knowledge of the Company, the
          -----------------------
Stockholders and the Optionholders, the Company has no liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in Section 2.7 for the period ended June 30, 1997, (the "Most Recent Balance Sheet") or otherwise listed on

Schedule 2.8(a) as being assumed by Flagship as part of the Merger, or (b)
---------------
liabilities which have arisen since the most recent Financial Statements in the Ordinary Course of Business (as defined in Section 2.12).

     2.9  No Material Adverse Change.  Except as set forth in Schedule 2.9
          --------------------------                          ------------
hereto, to the best knowledge of the Company, no event with respect to the Company or the Practice involving a Material Adverse Effect has occurred since the date of the Financial Statements.

     2.10 Compliance with Law.  To the best knowledge of the Company, the
          -------------------
Stockholders and the Optionholders, the Company has complied with, and the Practice has been conducted in compliance with, all applicable laws, regulations and other requirements of all national governmental authorities, of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Company, the Stockholders or the Optionholders, including without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, employee benefit, equal opportunity, health, occupational safety, pension, pollution or environmental protection matters, except for such noncompliance as would not have a Material Adverse Effect. Neither the Company, any Stockholder nor any Optionholder has received any notification of any asserted present or past failure to comply with such laws, rules or regulations.

     2.11 Tax Matters.
          -----------

          (a) The Company has filed in a timely manner all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. The Company has timely paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet

(excluding any accruals and reserves for deferred Taxes established to reflect timing difference between book and Tax income). The Company does not have any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) The Company has delivered to PQC correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company during the past five years. Except as disclosed on Schedule 2.11, no examination or audit of any Tax
                               -------- ----
Returns of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement.

          (d) The Company is not nor has ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code).

          (e) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "parachute payments" within the meaning of Section 280G of the Code.

     2.12 Assets.  The Company owns or leases all tangible assets necessary for
          ------
the conduct of the Practice. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as disclosed on Schedule 2.12, no asset of the Company (tangible or intangible) is subject to
   -------------
any Security Interest. The term "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanics', materialmen's and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past practice (including with respect to frequency and amount) (the "Ordinary Course of Business").

     2.13 Leases.
          ------

          (a) Schedule 2.13 contains a complete and accurate listing of all
              -------------
leases (the "Leases") pursuant to which the Company leases real or personal property, which listing sets forth a general description of the leased property or items, the term, the annual rent, any and all renewal options, and any requirements for the consent of third parties to assignments thereof. To the knowledge of the Company, all such Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect; no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of the Company; and the Company has no knowledge of the occurrence of any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party.

          (b) Except for Leases listed on Schedule 2.13, there are no leases,
                                          -------------
subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any facility occupied by the Company.

          (c) With respect to each Lease, the Company has and will transfer to Flagship at the Closing an unencumbered interest in the leasehold interest covered thereby. The Company enjoys peaceful and undisturbed possession of all the leased real property, and the Company has in all material respects performed all the obligations required to be performed by it through the date hereof.

     2.14 Contracts and Commitments.
          -------------------------

          (a) Schedule 2.14 sets forth a complete and accurate list of all
              -------------
contracts known to the Company, the Stockholders or the Optionholders after reasonable investigation which have been entered into by the Company or any Stockholder relating to the Practice and still in effect as of the date hereof (the "Contracts"), of the following categories:

              (i) Managed care contracts and other contracts with third-party payors;

              (ii)   Employment or similar contracts and severance agreements;

              (iii)  Contracts (other than Leases set forth on Schedule 2.13)
                                                               -------------
relating to the Company or the Practice which are not cancelable without liability on thirty (30) calendar days (or less) notice;

              (iv) Options with respect to any property, real or personal, whether the Company is the grantor or grantee thereunder;

              (v) Contracts involving expenditures or liabilities, actual or potential, in excess of one thousand dollars ($1,000) or otherwise material to the Practice or the Company;

              (vi) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of one thousand dollars ($1,000), whether the Company shall be the borrower, lender or guarantor thereunder or whereby any properties of the Company are pledged;

              (vii) Contracts containing covenants limiting the freedom of the Company or any officer, director, employee, or Stockholder of the Company, to engage in any line of business or compete with any person; and

              (viii) Any Contract with the United States, state or local government or any agency or department thereof.

The Company has made available to PQC true, correct and complete copies within the Company's, a Stockholder's or an Optionholder's possession of, and all records relating to, all of the Contracts listed on Schedule 2.14, including all
                                                    -------------
amendments and supplements thereto.

          (b) Absence of Breaches or Defaults.  To the knowledge of the Company
              -------------------------------
or any Stockholder or Optionholder, all of the Contracts are valid and in full force and effect. To the knowledge of the Company, or any Stockholder or Optionholder, the Company and the Stockholders have duly performed all of its or their obligations under the Contracts, and no violation of, or default or breach, under any Contracts by the Company or any other party has occurred except for any violations, defaults, or breaches that would not have a Material Adverse Effect and neither Company nor any other party, to the best of Company's or any Stockholder's knowledge after due inquiry, has repudiated any provisions thereof.

     2.15 Permits.  The Company, the Stockholders and any other physicians
          -------
employed by the Company have all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with ("Permits") any Governmental Entity or any other person, necessary or desirable to conduct the Practice as now being conducted, except where the failure to obtain such Permits would not have a Material Adverse Effect. All Permits of the Company, each Stockholder and any other physicians employed by the Company are valid and in full force and effect and are listed on Schedule 2.15. Except as disclosed on
                                        -------------
Schedule 2.15, no notice to, declaration, filing or registration with, or Permit
-------------
or consent from, any governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by the Company or any Stockholder in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except as set forth on Schedule 2.15. No Stockholder has suffered any loss,
                -------------
revocation, suspension, expiration without renewal or other failure to keep in full force and effect and good standing the Stockholder's membership on the medical staff of the hospitals listed for such Stockholder on Schedule 2.23, or
                                                              -------------
any material license, certification, accreditation, clinical privilege or other right or authorization necessary for the unrestricted practice of medicine by the Stockholder or for the conduct of the Practice as previously conducted.

     2.16 Books and Records.  The Company has made and kept (and given Flagship
          -----------------
and PQC access to) books and records (including patient lists) and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company.

     2.17 Litigation.  Except as set forth on Schedule 2.17, there is not, and
          ----------                          -------------
during the past three (3) years there has not been any, action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, "Actions") pending or, to the best of the Company's, any Stockholder's or any Optionholder's knowledge threatened (a) against, related to or affecting (i) the Company, any of the Stockholders, any of the Optionholders, the Practice or the assets of the Company, (ii) any officers, directors or employees of the Company as such, or (iii) any Stockholder of the Company in such Stockholder's capacity as a Stockholder of the Company; (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement; (c) that involves the risk of criminal liability (other than minor traffic violations); or (d) in which the Company is a plaintiff. Neither the Company, any Stockholder or any Optionholder is in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company, any of the Stockholders, any of the Optionholders, the Practice or the Company's assets.

     2.18 Transactions with Certain Persons.  Except as set forth on Schedule
          ---------------------------------                          --------
2.18, no officer, director or employee of the Company nor any member of any such
----
person's immediate family is presently, or within the past two (2) years has been a party to any transaction with the Company relating to the Practice with an aggregate annual value of more than twenty thousand dollars ($20,000) (provide that all transactions in an amount less than $20,000 that are not set forth on Schedule 2.18 were at fair market value) to the Company or the other
         -------------
parties thereto, including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of the Company) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a Stockholder, officer, director, trustee or partner, except that the Company provides certain medical services to employees and family members as set forth on Schedule 2.18.
                                             -------------

     2.19 Insurance.  Schedule 2.19 contains a complete and accurate list of all
          ---------   -------------
policies or binders of fire, liability, title, worker's compensation, malpractice and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by the Company on any of its assets, the Stockholders, the Practice or the Company's employees. Such insurance provides, and during such period provided, coverage to the extent and in the manner as may be required by applicable law and by any and all Contracts known to the Company or any Stockholder to which the Company, or any of its physicians or other employees is a party. The Company is not in default under any of such policies or binders, and the Company has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. No insurer has advised the Company that it intends to reduce coverage, increase premiums or fail to renew an existing policy or binder. Except as disclosed in Schedule 2.19, there are no outstanding unpaid
                                -------- ----
claims under any such policies or binders. All policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

     2.20 Brokers.  The Company is not obligated to pay, nor has the Company
          -------
retained any broker or finder or other person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee based on any agreement or understanding made by the Company in connection with the transactions contemplated hereby.

     2.21 Benefit Plans.
          -------------

          (a) Except as set forth in Schedule 2.21, the Company is not a party
                                     -------------
to any pension, retirement, profit sharing, savings, bonus, incentive, deferred compensation, group health insurance or group life insurance plan or any similar obligation (an "Employee Benefit Plan"), or to any collective bargaining agreement or other contract, written or oral, with any trade or labor union, employees; association or similar organization. Except as set forth in Schedule
                                                                        --------
2.21, the Company does not have any obligations to provide to its active
-----
employees or current retirees any post-retirement non-pension benefits. No Stockholder has any present intention of discontinuing the Stockholder's medical practice with the Company except to become an employee of Flagship.

          (b) To the knowledge of the Company or any Stockholder or Optionholder, the Company (i) is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, (ii) has made all contributions required to be made under any state unemployment or disability laws or regulations and has accrued the amount of any such contribution required for any period prior to the Closing Date which is not yet due and payable and (iii) is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or taxes with respect to employees.

          (c) Except as set forth in Schedule 2.21, no employee has any claims
                                     -------------
pending against Company (whether under any law, any employment agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary (excluding bonuses and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work or (v) the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (d) Except as set forth on Schedule 2.21 (which liabilities will be
                                     -------------
discharged on or prior to the Closing Date) the Company is not, and neither PQC nor Flagship shall be, pursuant to any employment agreement, employee benefit plan or other law, arrangement or understanding, obligated to pay or be liable for the payment of any compensation (including accrued vacation), severance pay or other benefit (including any disability benefit or payment or any unfunded liabilities relating to pension benefits) by reason of the voluntary or involuntary termination at or prior to the Effective Time of employment of any employee, or the consummation of the transactions contemplated by this Agreement.

          (e) To the knowledge of the Company and any Stockholder or Optionholder, each employee benefit plan of the Company intended to be qualified under Section 401(a) of the Code has received a favorable determination letter and the Company or any entity which, within the last five (5) years, has been under common control or affiliated with Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c) or (m) of the Code, and each employee benefit plan of the Company is in compliance in all material respects with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such employee benefit plans and the Company is in compliance in all material respects with its obligations under the terms of such plans. None of the employee benefit plans are subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ever been obligated to contribute to any "multi-employer plan" as such term is defined in Section III(37) of ERISA. No employee benefit plan of the Company or any ERISA Affiliate has engaged in any prohibited transaction as such term is defined in Section 4975 of the Code or
Section 406 of ERISA.

     2.22 Fraud and Abuse; Stark Law.  Except as set forth in Schedule 2.22
          --------------------------                          -------------
hereto, to the knowledge of the Company or any Stockholder or Optionholder, neither the Company, any of the Stockholders, any of the Optionholders, nor any other persons or entities providing professional services for the Practice, have engaged in any activities which are prohibited under 42 U.S.C. (S)1320a-7b or 42 U.S.C. (S)1395nn et seq., or the regulations promulgated thereunder pursuant to
                 -- ---
such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit of payment; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; and (v) referring a patient for Designated Health Services (within the meaning of 42 U.S.C. (S)1395nn) when the referring physician has a financial relationship with the entity to which the referral is made in the absence of an applicable exception under 42 U.S.C.
(S)1395nn.

     2.23 Hospital Privileges.  Schedule 2.23 hereto lists all of the hospitals
          -------------------   -------------
at which each Stockholder is a member of the medical staff.

     2.24 Employment Agreements.  No event permitting termination under the
          ---------------------
Employment Agreements, if they were in effect at such time of such event, shall have occurred at any time prior to the Closing Date. Except as set forth on

Schedule 2.24, no Stockholder has any current intention of terminating an
-------------
Employment Agreement with Flagship prior to the termination of its initial five
(5) year term (provided, that, the foregoing shall in no way limit any Stockholder's rights pursuant to Section 3 of the letter agreement among PQC, Flagship and the Stockholder dated as of the Closing Date).

     2.25 Powers of Attorney.  Except as set forth in Schedule 2.25, there are
          ------------------
no outstanding powers of attorney executed on behalf of the Company.

     2.26 Employees.  Schedule 2.26 contains a list of all employees of the
          ---------   -------------
Company, other than the Stockholders, along with the position and the rate of compensation of each such person. To the knowledge of the Company, any of the Stockholders, or any of the Optionholders, no employee or group of employees has any plans to terminate employment with the Company or not to continue as an employee of the Surviving Corporation after the Effective Time. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

     2.27 Environmental Matters.
          ---------------------

          (a) To the knowledge of the Company, or any Stockholder or Optionholder, the Company has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company or any Stockholder, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (vi) health and safety of employees and other persons; and (vii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release", and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

          (b) To the knowledge of the Company, or any Stockholder or Optionholder, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company. With respect to any such releases of Materials of Environmental Concern, the Company has given all required notices to Governmental Entities (copies of which have been provided to PQC in its due diligence process). The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products.

          (c) Set forth in Schedule 2.27 is a list of all environmental reports,
                           -------------
investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to.

     2.28 Disclosure.  No representation or warranty by the Company, the
          ----------
Stockholders or the Optionholders contained in this Agreement or in any other document delivered to Flagship or PQC in connection with their due diligence investigation of the Company, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company, the Stockholders and the Optionholders have disclosed to PQC all material information relating to the Practice, the Company, the Stockholders and the Optionholders and the transactions contemplated by this Agreement.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF PQC
                                  AND FLAGSHIP

     Each of Flagship and PQC jointly and severally represents and warrants to the Company, the Stockholders and the Optionholders as of the date hereof and as of the Effective Time as follows:

     3.1  Organization.  Each of Flagship and PQC is a corporation duly
          ------------
organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation, and each of Flagship and PQC has the power and authority to carry on its business as presently being conducted. PQC has provided the Company with complete and accurate copies of the Certificate of Incorporation and bylaws of PQC and the Articles of Incorporation and bylaws of Flagship. Flagship and PQC each is duly qualified and is in good standing as a foreign corporation in each jurisdiction where the nature of its business, properties or other activities requires it to be qualified.

     3.2  Capitalization of Flagship and PQC.  The authorized capital stock of
          ----------------------------------
PQC consists of 140,000,000 shares of Class A Common Stock, par value $0.01 per share, of which 20,151,864 Class A shares are outstanding, 6,727,043 shares of Class B-1 Common Stock, par value $0.01 per share of which 2,809,296 shares are outstanding, 4,287,957 shares of Class B-2 Common Stock, par value $0.01 per share, of which 1,790,704 shares are outstanding, 27,692,309 shares of Class C Common Stock of which 7,692,309 are outstanding and 10,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are outstanding. Except for Physicians Quality Care of Massachusetts, Inc. and Physician Quality Care of Maryland, Inc., PQC is not the owner of record of the equity securities of any issuer. On the Closing Date, Flagship's authorized capital stock will consist of 1,000 shares of common stock, $5.00 par value per share, of which 1,000 shares will be outstanding. Except as set forth in Schedule 3.2, there
                                                          ------------
are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase any capital stock of PQC or Flagship; (ii) any securities convertible into or exchangeable for shares of such stock; or
(iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of PQC or Flagship. Except as disclosed on Schedule 3.2, there are no agreements, voting trusts,
                       ------------
proxies or understandings with respect to the voting, or registration under the Securities Act of 1933 of any shares of PQC or Flagship except for the Stockholders Agreement and the Shareholder Designation and Stock Transfer Agreement by and among PQC, Flagship and the sole shareholder of Flagship dated as of the date hereof (the "Designation Agreement").

     3.3  Authorization.  The execution and delivery of this Agreement and the
          -------------
other agreements, documents and instruments to be executed and delivered by Flagship and PQC pursuant hereto and the consummation by Flagship and PQC of the transactions contemplated hereby and thereby will, on the Closing Date, have been authorized by all necessary corporate action on the part of PQC and Flagship .

     3.4  Valid and Binding Agreement.  Each of Flagship and PQC has the
          ---------------------------
necessary power and authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by Flagship and PQC pursuant hereto, and to carry out the transactions contemplated hereby and thereby. When fully executed and delivered, this Agreement and each of the other agreements, documents and instruments to be executed and delivered by Flagship and PQC pursuant hereto will constitute valid and binding agreements of Flagship and PQC, enforceable against them in accordance with their terms, except to the extent that enforceability is limited pursuant to bankruptcy or similar laws or by general principles of equity.

     3.5  No Violation.  Neither the execution and delivery of this Agreement or
          ------------
the other agreements, documents and instruments to be executed and delivered by Flagship and PQC pursuant hereto nor the consummation by Flagship and PQC of the transactions contemplated hereby or thereby (a) will violate any provision of the Certificate of Incorporation or bylaws of PQC or the Articles of Incorporation or bylaws of Flagship, each as currently in effect, (b) will violate or conflict with any applicable statute, law, ordinance, rule, regulation, order, judgment or decree, except that no representation or warranty is made under this Section with regard to the laws referred to in Section 3.9, or (c) will violate any contract or commitment which violation would have the effect of preventing PQC or Flagship from performing its obligations hereunder or preventing PQC or Flagship or any of their respective affiliates from consummating the transactions contemplated herein and in the agreements and instruments to be executed and delivered by Flagship and PQC and their respective affiliates in connection therewith.

     3.6  Consents; Filings.  Except as set forth in Schedule 3.6, no
          -----------------
registration or filing with, or consent, approval, permit, authorization or action by, any third party (including, without limitation, any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body or other person or entity) is required to be made by Flagship or PQC in connection with the execution and delivery by Flagship and PQC of this Agreement or the other agreements, documents and instruments to be executed and delivered by Flagship and PQC pursuant hereto or the consummation by Flagship and PQC of the transactions contemplated hereby or thereby.

     3.7  Capital Stock.  All shares of Common Stock issued to any Stockholder
          -------------
in connection with the transactions contemplated by this Agreement shall be duly authorized, validly issued, fully paid and nonassessable and not subject to any pre-emptive rights created by statute, PQC's Certificate of Incorporation or bylaws, or any agreement (other than the Stockholders Agreement) to which PQC is a party or by which PQC is bound. The shares of Common Stock included in the Merger Consideration are being issued pursuant to PQC's Registration Statement on Form S-1, which has been declared effective by the Securities and Exchange Commission and the Securities Division of the State of Maryland.

     3.8  Brokers.  Neither PQC nor Flagship is obligated to pay, nor has PQC or
          -------
Flagship retained any broker or finder or other person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee based on any agreement or understanding made by PQC or Flagship in connection with the transactions contemplated hereby.

     3.9  Fraud and Abuse; Stark Law.  Neither Flagship nor PQC has engaged in
          --------------------------
any activities which are prohibited under 42 U.S.C. (S)1320a-7b or 42 U.S.C.
(S)1395nn et seq., or the regulations promulgated thereunder pursuant to such
          -- ---
statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit of payment; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility or item for which payment may be made in whole or in part by Medicare or Medicaid; and (v) referring a patient for Designated Health Services (within the meaning of 42 U.S.C. (S)1395nn) when the referring physician has a financial relationship with the entity to which the referral is made in the absence of an applicable exception under 42 U.S.C. (S)1395nn.

     3.10 Litigation.  Except as set forth on Schedule 3.10, there is not, and
          ----------                          -------------
during the past five (5) years there have not been any Actions pending or, to the best of Flagship and PQC's knowledge: (a) threatened against, related to or affecting (i) PQC or Flagship, (ii) any officers, directors or employees of Flagship or PQC as such, or (iii) any shareholder of Flagship or PQC in such shareholder's capacity as a shareholder of Flagship or PQC; (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement; (c) that involves the risk of criminal liability; or (d) in which Flagship or PQC is a plaintiff. Neither Flagship nor PQC is in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Flagship or PQC.

     3.11 Disclosure.  No representation or warranty by Flagship or PQC
          ----------
contained in this Agreement or in any other document delivered to the Company in connection with its due diligence investigation of Flagship or PQC, including the Prospectus dated November 12, 1997, together with any amendment or supplement thereto provided to the Company prior to the Class Date, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

                                   COVENANTS

     4.1  Reasonable Efforts to Close.  Each of Company, the Stockholders, the
          ---------------------------
Optionholders, Flagship and PQC shall use its or their respective reasonable efforts to proceed to the closing of the transactions contemplated hereby and to satisfy any of the conditions precedent to the other Parties' obligations set forth in Articles V and VI to the extent such conditions are within such Party's control.

     4.2  Notices and Consents.  The Company and each Stockholder shall use its
          --------------------
best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Company or any Stockholder in connection with the transactions contemplated by this Agreement, including without limitation those listed in Schedule 2.6.
                                                             ------------

     4.3  Conduct of Business.  Without the prior written consent of PQC (which
          -------------------
consent shall not be unreasonably withheld), the Company shall not and the Stockholders shall not permit the Company to:

          (a) take any action to amend the Company's Articles of Incorporation or bylaws or other organizational documents;

          (b) issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe to any of such securities or issue any securities convertible into such securities or authorize the transfer of any of its outstanding capital stock;

          (c) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or make any payment under the Company's Stockholder Benefits Plan or similar Plan if such payment would cause, or is reasonably expected to cause, the Company to fail to satisfy any of the conditions to Closing in Article V of this Agreement.

          (d) incur any obligations or liabilities (absolute or contingent) greater than one thousand dollars ($1,000) in the aggregate, except current liabilities incurred and obligations under contracts entered into in the Ordinary Course of Business;

          (e) acquire, sell, lease, encumber or dispose of any assets or property, corporation, partnership, association or other business, other than purchases and sales of assets in the Ordinary Course of Business;

          (f) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

          (g) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

          (h) take any action or fail to take any action within their respective control and permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company and the Stockholders set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

          (i) merge or consolidate with or into any corporation or other entity;

          (j) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the Ordinary Course of Business consistent with past practice;

          (k) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

          (1) waive any rights of material value;

          (m) modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

          (n) take any act or permit to occur any omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

          (o) fail to use its reasonable efforts to: (i) preserve the possession and control of its assets and the Practice; (ii) keep in faithful service its present officers and employees; (iii) preserve the goodwill of its patients, suppliers, agents, brokers and others having business relations with it; and (iv) keep and preserve its business existing on the date hereof until after the Closing Date;

          (p) fail to operate its business and maintain its books, accounts and records in the customary manner and in the Ordinary Course of Business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

          (q) enter into any leases, contracts, agreements or understandings which are required to be performed in whole or in material part after the Closing Date;

          (r) engage any new employee except in the Ordinary Course of Business;

          (s) materially alter the terms, status or funding condition of any Employee Benefit Plan; or

          (t) commit or agree to do any of the foregoing in the future.

     4.4  Access to Management, Properties and Records.  From the date of this
          --------------------------------------------
Agreement until the Closing Date, the Company shall afford the officers, attorneys, accountants and other authorized representatives of PQC and Flagship free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company, and all properties under the management of the Company and all records relating thereto, so that PQC and Flagship may have full opportunity to make such investigation as they shall desire to make of the management, business, properties and affairs of the Company and the properties under the management of the Company, and PQC shall be permitted to make abstracts from, or copies of, all such books and records. The Company shall furnish to PQC such financial and operating data and other information as to the business of the Company as PQC shall reasonably request.

     4.5  Taxes.  The Company will, on a timely basis, file all Tax Returns for
          -----
and pay any and all taxes which shall become due on or prior to the Closing
Date.

     4.6  Compliance with Laws.  The Company, the Stockholders and the
          --------------------
Optionholders will comply in all material respects with all laws and regulations which are applicable to it or each of them and the Practice or to the conduct of its Practice and will perform and comply in all material respects with all contracts, commitments and obligations by which it or each of them is bound.

     4.7  Exclusive Dealing.  None of the Company, the Stockholders or the
          -----------------
Optionholders will not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any affiliation transaction between the Company, the Stockholders or the Optionholders and any health care company or practice management company or any acquisition or purchase of all or a material portion of the assets of the Company, or any equity interest in the Company or any equity investment, merger, consolidation or business combination with the Company, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing except to inform such person of the Company's obligations hereunder.

     4.8  Notice of Breaches.  The Company, Stockholders and Optionholders shall
          ------------------
promptly deliver to PQC written notice of any event or development that would
(a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company, Stockholders or Optionholders of, or a failure by the Company, Stockholders or Optionholders to comply with, any agreement or covenant in this Agreement applicable to such Party. PQC or Flagship shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of PQC or Flagship in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by PQC or Flagship of, or a failure by PQC or Flagship to comply with, any agreement or covenant in this Agreement applicable to such Party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

     4.9  Severance Obligations.  The Company shall satisfy all severance
          ---------------------
obligations related to each person employed by the Company prior to or at the Closing Date who is, or as a consequence of the transactions contemplated by this Agreement will be, entitled to any severance or compensation from the Company, any Stockholder or any Optionholder.

     4.10 Confidentiality.  All information not previously disclosed to the
          ---------------
public or generally known to persons engaged in the respective businesses of the Company, the Practice, Flagship or PQC which shall have been furnished by PQC or the

Company to the other Party in connection with the transactions contemplated hereby or as provided pursuant to this Agreement shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as expressly contemplated herein or as required by law or legal process. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall upon request be returned to the Party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and none of the Parties, without the consent of PQC and the Company, shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its or their own benefit, any such information, written or oral, about the business of the other Party hereto.

     4.11 Provision of Certain Closing Date Financial Information.  Two (2) days
          -------------------------------------------------------
prior to the Closing Date, the Company shall deliver to Flagship and PQC a certificate setting forth in detail to the best of the Company's knowledge; (i) all liabilities of the Company, including liabilities for accrued vacation and any Employee Benefit Plan (as defined in Section 2.21) that shall accrue on or before the Closing Date but shall remain unpaid on the Closing Date; (ii) all prepaid expenses of the Company that relate to a period subsequent to the Closing Date; (iii) all cash, cash equivalents and accounts receivables expected to be reflected in accordance with generally accepted accounting principals on the Company's records on the Closing Date; and (iv) the Net Worth (as defined in Section 5.15) of the Company as of the Closing Date.

     4.12 Continuing Obligation to Inform.  From time to time prior to the
          -------------------------------
Closing, the Parties shall deliver or cause to be delivered to the other Parties supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

                                   ARTICLE V

                CONDITIONS TO FLAGSHIP'S AND PQC'S OBLIGATIONS

     The obligation of each of Flagship and PQC to consummate the Merger is subject to the satisfaction on the Closing Date of the following conditions precedent, each of which may be waived in writing by Flagship and PQC:

     5.1  Approval of Merger.  This Agreement and the Merger shall have been
          ------------------
unanimously approved by the Board of Directors of the Company and the Stockholders and no Stockholder shall be entitled to exercise appraisal rights.

     5.2  Continued Truth of Representations and Warranties of The Company;
          -----------------------------------------------------------------
Compliance with Covenants and Obligations.  The representations and warranties
-----------------------------------------
of the Company, the Stockholders and Optionholders shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by Flagship and PQC. The Company and the Stockholders shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     5.3  No Proceedings or Litigation.  No action by any Governmental Entity or
          ----------------------------
other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to result in a Material Adverse Effect. There shall not be any statute, rule or regulation that makes the Merger or the other transactions contemplated hereby illegal or otherwise prohibited.

     5.4  Material Changes.  Between June 30, 1996 and the Closing, there shall
          ----------------
not have been any material adverse change in the business, prospects, operations
or conditions of the Company or the Practice.   Since the date of the Financial
Statements for the year ended June 30, 1997, the Company shall not have incurred any liabilities other than in the Ordinary Course of Business.

     5.5  Stockholders Agreement.  The Stockholders and Optionholders shall have
          ----------------------
become parties to and be in compliance with the Stockholders Agreement.

     5.6  Due Diligence.  The Company, the Stockholders and the Optionholders
          -------------
shall have provided to PQC and Flagship access to all material and information requested by PQC and Flagship to conduct a thorough due diligence review of all aspects of the Company and the Practice. PQC and Flagship shall be satisfied with such review, both in scope and substance.

     5.7  Real Estate Arrangements.  PQC shall have entered into leases,
          ------------------------
subleases or assignments of leases for each of the existing premises of the Company, which leases shall be in form and on terms satisfactory to PQC.

     5.8  Government and Third Party Approvals.  The transactions contemplated
          ------------------------------------
by this Agreement shall have been approved by all government agencies and third parties from whom such approval is required, including, but not limited to, Bain Capital, Inc. and Bankers Trust Company.

     5.9  Corporate Approvals.  This Agreement and the transaction contemplated
          -------------------
hereby shall have been approved by the Boards of Directors of PQC and Flagship, the Joint Policy Board of Flagship, the Class B shareholders of PQC and, to the extent required, by the physicians affiliated with Flagship.

     5.10 Financing.  PQC shall have obtained the financing equal to the cash
          ---------
included in the Merger Consideration from affiliates of Bain Capital, Inc. or other sources acceptable to PQC.

     5.11 S-1 Registration Statement.  The Securities and Exchange Commission
          --------------------------
and the Securities Division of the State of Maryland shall have declared effective PQC's Registration Statement on Form S-1.

     5.12 Employment Agreements.  All of the Stockholders shall have entered
          ---------------------
into Employment Agreements with Flagship in the form attached hereto as Exhibit
B.

     5.13 Amendment to Services Agreement. Flagship and PQC shall have entered
          -------------------------------
into an Amended and Restated Services Agreement in substantially the form attached hereto as Exhibit C.
                   ---------

     5.14 Closing Deliveries.  Simultaneously with the Closing, the Company, the
          ------------------
Stockholders and the Optionholders shall deliver or cause to be delivered to PQC the following:

          (a) an Instrument of Joinder to Stockholders Agreement executed by each of the Stockholders in a form reasonably acceptable to PQC;

          (b) certificates of duly authorized officers of the Company, dated the Closing Date, setting forth the resolutions of the Board of Directors and Stockholders of the Company authorizing the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended;

          (c) a report of a reputable lien search firm indicating that there are no liens of record against any of the Company's assets (except for liens which are (i) acceptable to Flagship and PQC in their sole discretion or (ii) arising under equipment leases listed on Schedule 5.14);
                                 ---------------

          (d) a release from any party with a mortgage or lien on any of the assets of the Company, except for liens which, pursuant to subsection (c) of this Section 5.14, are acceptable to Flagship and PQC;

          (e) the consents of all parties necessary for the consummation of the Merger and to consummate the other transactions contemplated by this Agreement;

          (f) a tax lien waiver, if required, from the Comptroller of the Treasury of the State of Maryland; and

          (g) such other agreements, consents and documents as PQC and Flagship shall reasonably request in connection with (i) their due diligence investigation of the Company, (ii) the affiliation of the Stockholders with Flagship and PQC, (iii) the transactions contemplated by this Agreement and the Employment Agreements.

                                   ARTICLE VI

                   CONDITIONS TO OBLIGATIONS OF THE COMPANY,
                     THE STOCKHOLDERS AND THE OPTIONHOLDERS

     The obligations of Company, the Stockholders and the Optionholders under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of Company:

     6.1  Continued Truth of Representations and Warranties of PQC and Flagship;
          ----------------------------------------------------------------------
Compliance with Covenants and Obligations.  The representations and warranties
-----------------------------------------
of Flagship and PQC shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Company. Flagship and PQC shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     6.2  No Proceedings or Litigation.  No action by any Governmental Entity or
          ----------------------------
other person shall have occurred or shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to result in a Material Adverse Effect. There shall not be any statute, rule or regulation that makes the Merger or the other transactions contemplated hereby illegal or otherwise prohibited.

     6.3  Offers of Employment.  Flagship shall have extended offers of
          --------------------
employment upon the same financial terms as the employee received from the Company on the date of execution hereof, subject to any subsequent changes acceptable to the Company and PQC, to the persons listed on Schedule 2.26.
                                                            -------------

     6.4  Real Estate Arrangements.  PQC shall have entered into leases,
          ------------------------
subleases or assignments of leases for each of the existing premises of the Company, which leases shall be in form and on terms satisfactory to PQC.

     6.5  Government and Third Party Approvals.  The transactions contemplated
          ------------------------------------
by this Agreement shall have been approved by all government agencies and third parties from whom such approval is required, including, but not limited to, the Class B shareholders of PQC and Bankers Trust Company.

     6.6  Corporate Approvals.  This Agreement and the transaction contemplated
          -------------------
hereby shall have been approved by the Boards of Directors of PQC and Flagship, the Joint Policy Board of Flagship, the Class B shareholders of PQC and, to the extent required, by the physicians affiliated with Flagship.

     6.7  Financing.  PQC shall have obtained the financing equal to the cash
          ---------
included in the Merger Consideration.

     6.8  S-1 Registration Statement.  The Securities and Exchange Commission
          --------------------------
shall have declared effective PQC's Registration Statement on Form S-1.

     6.9  Letter Agreement.  PQC, Flagship and the Stockholders shall have
          ----------------
entered into the Letter Agreement ("Letter Agreement") attached hereto as Exhibit D.

     6.10 Amendment to Services Agreement. Flagship and PQC shall have entered
          -------------------------------
into an Amended and Restated Services Agreement in substantially the form attached hereto as Exhibit C.
                   ----------

     6.11 Material Changes.  Between June 30, 1997, and the Closing, there shall
          ----------------
not have been any Material Adverse Change in the business, prospects, operations or conditions of Flagship or PQC.

     6.12 Due Diligence.  PQC shall have provided to the Company access to all
          -------------
material and information requested by the Company to conduct a thorough due diligence review of all aspects of PQC. The Company shall be satisfied with such review, both in scope and substance.

     6.13 Physicians.    Flagship shall have offered to enter into Employment
          -----------
Agreements with each of the Stockholders in the form attached hereto as Exhibit
B.

     6.14 Deliveries by PQC.  Simultaneously with the Closing, PQC shall deliver
          -----------------
or cause to be delivered to the Stockholders and Optionholders the following:

          (a)  the Merger Consideration.

          (b) certificates of duly authorized officers of Flagship and PQC, dated the Closing Date, setting forth the resolutions of the Board of Directors of Flagship and PQC authorizing the execution and delivery by Flagship and PQC of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended;

          (c) such other instruments, consents and documents as the Company shall reasonably request in connection with (i) its due diligence investigation of PQC and (ii) the transactions contemplated by this Agreement.

                                  ARTICLE VII

                                INDEMNIFICATION

     7.1  Indemnification.
          ---------------

          (a) The Stockholders and Optionholders, severally and not jointly, shall indemnify, defend, and hold harmless PQC, Flagship and their respective subsidiaries and affiliates and their directors, officers, employees and agents or the successor of any of the foregoing (collectively, the "PQC Indemnified Parties"), and reimburse the PQC Indemnified Parties for, from and against all payments, demands, claims, suits, judgments, liabilities, losses, costs, damages and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), imposed on or incurred by any PQC Indemnified Party which relate to or arise out of:

               (i) breach of any representation and warranty of, or covenant or agreement to be performed by, the Company, any Stockholder or any Optionholder, in each case contained in this Agreement or the Stockholders Agreement;

               (ii) failure of any Stockholder to have good, valid and marketable title to the issued and outstanding Shares held by such Stockholder, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever;

               (iii) any claim by a Stockholder, an Optionholder or former Stockholder or Optionholder of the Company, or any other person, firm, corporation or entity, seeking to assert, or based upon: (A) ownership or rights to ownership of any shares of stock of the Company; (B) any rights of a Stockholder, including any options, preemptive rights or rights to notice or to vote; (C) any rights under the Articles of Incorporation or bylaws of the Company; or (D) any claim that such Stockholder's shares were wrongfully repurchased by the Company;

               (iv) any Tax liabilities arising out of the operation of the Company prior to the Closing Date provided however, that with respect to any Stockholder, there is excluded from Section 7.1 (a)(iv) any amounts actually deducted as a Deductible Expense of such Stockholder under Section 4 of Appendix A of the Services Agreement;

               (v) the conduct of the Practice prior to the Closing Date, except for liabilities described in Section 2.8(a);

               (vi) any liability of the Company incurred prior to the Closing Date that is not described in Schedule 2.8(a); and
                                      ----------------

               (vii) any liability incurred by PQC or Flagship relating to agreements or obligations of the Company or any Stockholder, whether written or oral, that are not specifically identified on the Disclosure Schedule.

          (b) PQC and Flagship shall indemnify and hold harmless the Company and the Stockholders and their respective agents or the successors of any of the foregoing (collectively, the "Company Indemnified Parties") and together with the PQC Indemnified Parties (the "Indemnified Parties"), and reimburse such Company Indemnified Parties for, from, and against all Damages imposed on or incurred by such Company Indemnified Parties which relate to or arise out of any breach of any representation or warranty of, or covenant or agreement to be performed by, PQC or Flagship, in each case contained in this Agreement.

     7.2  Method of Asserting Claims.
          --------------------------

          (a) An Indemnified Party shall give prompt written notice to an indemnifying party (the "Indemnifying Party") of any payments, demands, claims, suits, judgments, liabilities, losses, costs, damages or expenses (a "Claim") in respect of which such Indemnifying Party has a duty to provide indemnity to such Indemnified Party under this Article VII, except that any delay or failure so to notify the Indemnifying Party only shall relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure.

          (b) If a Claim is brought or asserted by a third party (a "Third-Party Claim"), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in such Third-Party Claim and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. In the event that the Indemnifying Party, within twenty (20) days after written notice of any Third-Party Claim, fails to assume the defense thereof, or in the event the Indemnifying Party fails to demonstrate, to the reasonable satisfaction of the Indemnified Party, that it has sufficient assets to meet its indemnification obligations hereunder, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third-Party Claim for the account of the Indemnifying Party. Anything in this Section 7.2(b) to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to any Third-Party Claim which would have any adverse effect on the Indemnified Party, except as provided immediately below. The Indemnifying Party may, without the Indemnified Party's prior written consent, settle or compromise any such Third-Party Claim or consent to entry of any judgment with respect to any Third-Party Claim which requires solely money damages paid by the Indemnifying Party and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim.

          (c) With respect to any Claim other than a Third Party Claim, the Indemnifying Party shall have thirty (30) days from receipt of written notice from the Indemnified Party of such Claim within which to respond thereto. If the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such Claim. If the Indemnifying Party notifies the Indemnified Party within such thirty (30) day period that it rejects such Claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party under applicable law.

     7.3  Survival.  All representations, warranties, covenants and agreements
          --------
made by the Parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the Parties hereto. All such representations and warranties and the Stockholders' obligations pursuant to Section 7.1(a)(i) and the obligations of PQC and Flagship pursuant to Section 7.1(b) shall expire on the third anniversary of the Closing Date, except for Claims, if any, asserted in writing prior to such second anniversary, which shall survive until satisfied in full or otherwise finally resolved. The obligation of the Stockholders pursuant to Section 7-1(a)(ii), (iii), (iv), (v), (vi) and (vii) shall survive until six (6) months after the expiration of the applicable statute of limitations with respect thereto. All Claims and actions for indemnity pursuant to this Article VII shall be asserted or maintained in writing by a Party hereto on or prior to the expiration of such periods.

     7.4  Set-off and Recoupment.  Any amount or amounts due from any
          ----------------------
Indemnifying Party to PQC under this Article VII may be paid to PQC, at PQC's option, by set-off or recoupment against any amounts due to the Indemnifying Party pursuant to this Agreement or pursuant to any agreement between the Indemnifying Party and PQC, Flagship or any of their respective affiliates. Any such set-off will be without prejudice to PQC's right to pursue any other remedies at law or in equity available to it.

     7.5  Limitation on Indemnification.
          -----------------------------

          (a) Notwithstanding any other term or condition contained herein or in any other agreement or instrument referred to herein, the indemnification obligations of each Stockholder under Section 7.1(a)(i) - (vii) shall be limited, in the aggregate, to the dollar value on the Closing Date of the Merger Consideration paid to such Stockholder reduced by any amount deducted as a Deductible Expense of such Stockholder under Section 4 of Appendix A of the Services Agreement resulting from any Tax Liabilities of the Company, if, but only if, the Company has filed all tax returns based on the good faith determination of its accountants and paid all taxes shown to be due thereon through the taxable year ending on the date of the Merger.

          (b) Notwithstanding any other term or condition contained herein, PQC shall not be entitled to any indemnification pursuant to Section 7.1(a)(v), (vi) or (vii) with respect to any Damages where the indemnitor (or in the case of the Company, a member of the management committee) did not have knowledge of the liability giving raise to such Damages prior to the Closing Date, if, and only if, an amount equal to 100% of such Damages (subject to the limitation in
Section 7.5(a)) is included as a Practice Expense of Pod R pursuant to the Services Agreement and PQC or Flagship, as in the case may be, is actually reimbursed for 100% of such Damages (subject to the limitation in Section 7.5(a)) in accordance with terms of the Services Agreement. Notwithstanding any other term or condition contained herein, PQC shall not be entitled to any indemnification pursuant to Section 7.1(a) with respect to the tax liability set forth on Schedule 7.5(b) provided that PQC is reimbursed for such tax liability
         -------- ------
over a period of three years (or such longer period as the Internal Revenue Service may agree) out of the Pod R Account as such term is defined in the Services Agreement.

          (c) No Indemnified Party shall be indemnified and held harmless under this Article VII from and against any Damages unless the Damages exceed on a cumulative basis an amount equal to $250,000, in which case an Indemnitor shall be liable only for Damages in excess of $250,000. The foregoing limitation shall apply to the Company, Stockholders, and Optionholders in the aggregate and not individually.

                                  ARTICLE VIII

                                  TERMINATION

     8.1  Optional Termination.  This Agreement may be terminated and the
          --------------------
transaction contemplated herein abandoned at any time prior to the Closing as follows:

          (a)  by the mutual consent of the Company, PQC and Flagship;

          (b) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of PQC or Flagship set forth in this Agreement, or if any representation or warranty of PQC or Flagship has become materially untrue, in either case such that any of the conditions set forth in
Article VI would be incapable of being satisfied by December 31, 1997; provided, that in any case, a willful breach will be deemed to cause such conditions to be incapable of being satisfied for purposes of this paragraph (b). Any breach on the part of PQC or Flagship of the representations and warranties contained in
Article III or the covenants contained in Article IV, which permits termination of this Agreement shall permit the Company, the Stockholders and the Optionholders to immediately terminate any other agreement between PQC or Flagship and the Company, any of the Stockholders.

          (c) by PQC and Flagship upon a material breach of any representation, warranty, covenant or agreement on the part of the Company, the Stockholders or the Optionholders set forth in this Agreement, or if any representation or warranty of the Company has become materially untrue, in either case such that any of the conditions set forth in Article V would be incapable of being satisfied by December 31, 1997; provided, that in any case, a willful breach will be deemed to cause such conditions to be incapable of being satisfied for purposes of this paragraph (c). Any breach on the part of the Company, the Stockholders or the Optionholders of the representations and warranties contained in Article II or the covenants contained in Article IV, which permits termination of this Agreement shall permit PQC and Flagship to immediately terminate any other agreement between the Company, the Stockholder or the Optionholder and PQC or Flagship; or

          (d) by either Party if the Closing shall not have occurred by December 31, 1997, or such other date agreed to by the Parties.

     8.2  Effect of Termination.  In the event this Agreement is terminated as
          ---------------------
provided above, (a) each of PQC, Flagship, the Stockholders, the Optionholders and the Company shall, upon another Party's request, deliver to such other Party all documents previously delivered (and copies thereof in its possession) concerning one another and the transactions contemplated hereby as required by
Section 4.10 above, and (b) none of the Parties nor any of their respective Stockholders, directors, officers or agents shall have any liability to the other Parties, except for any deliberate breach or deliberate omission resulting in a material breach of any of the provisions of this Agreement. In such case, the breaching Party shall be liable only for the expenses and costs of the non-breaching Party, and in no event shall either Party be liable for anticipated profits or consequential damages. After termination each Party shall keep confidential all information provided by the others pursuant to this Agreement which is not in the public domain, shall exercise the same degree of care in handling such information as it would exercise with similar information of its own, and shall return any such information upon another Party's request.

                                   ARTICLE IX
                                 MISCELLANEOUS

     9.1  Press Releases and Announcements.  No Party shall issue any press
          --------------------------------
release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that
                                                         --------  -------
any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

     9.2  No Third Party Beneficiaries.  This Agreement shall not confer any
          ----------------------------
rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
                                  --------
Article I concerning payment of the Merger Consideration are intended for the benefit of the Stockholders and Optionholder.

     9.3  Entire Agreement.  This Agreement (including the documents referred to
          ----------------
herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

     9.4  Succession and Assignment.  This Agreement shall be binding upon and
          -------------------------
inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each of the other Parties.

     9.5  Counterparts.  This Agreement may be executed in two (2) or more
          ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument.

     9.6  Headings.  The section headings contained in this Agreement are
          --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7  Notices.  All notices, requests, demands, claims, and other
          -------
communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company or the Stockholders:
--------------------------------------

To the last known home address of each Stockholder as maintained in the records of Flagship with a copy to:

     Epstein, Becker & Green, P.C.
     1227 25th Street, N.W.
     Washington, DC 20037-1156
     Attention:  Mark Lutes, Esq.

If to PQC or Flagship:
----------------------

     Physicians Quality Care, Inc.
     950 Winter Street
     Suite 2410
     Waltham, MA  02154
     Attention:  Jerilyn Asher

With a copy to:

     David C. Phelan, Esq.
     Hale and Dorr
     60 State Street
     Boston, MA  02109

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.8  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the internal laws (and not the law of conflicts) of the State of Maryland.

     9.9  Amendments and Waivers.  The Parties may mutually amend any provision
          ----------------------
of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.10 Severability.  If any term, provision, covenant or restriction of this
          ------------
Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     9.11 Expenses.  Except as otherwise expressly provided herein, each Party
          --------
to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

     9.12 Further Assurances.  From time to time, at the request of any Party
          ------------------
hereto and without further consideration, the other Parties will execute and deliver to such requesting Party such documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     9.13 Specific Performance.  Each of the Parties acknowledges and agrees
          --------------------
that one (1) or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     9.14 Construction.  The language used in this Agreement shall be deemed to
          ------------
be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     9.15 Incorporation of Exhibits and Schedules.  The Exhibits and Schedules
          ---------------------------------------
identified in this Agreement are incorporated herein by reference and made a part hereof.

     9.16 Gender.  All references herein to the masculine gender shall be deemed
          ------
to include the feminine or neuter gender as appropriate.

     9.17 Table of Cross-References.  The following defined terms have the
          -------------------------
meaning set forth in the respective locations within this Agreement set forth below:

"Actions"                              Section 2.17
"Affiliated Group"                     Section 2.11(d)
"Articles of Merger"                   Section 1.1
"CERCLA"                               Section 2.27(a)
"Claim"                                Section 7.2(a)
"Code"                                 Section 1.13
"Closing"                              Section 1.2
"Closing Date"                         Section 1.2
"Common Stock"                         Preamble
"Company"                              Preamble
"Company Indemnified Parties"          Section 7.1(b)
"Consenting Corporation"               Section 2.11(c)
"Contracts"                            Section 2.14(a)
"Damages"                              Section 7.1(a)
"Disclosure Schedule"                  Article II
"ERISA"                                Section 2.21(c)
"ERISA Affiliate"                      Section 2.21(e)
"Effective Time"                       Section 1.1
"Employee Benefit Plan"                Section 2.21(a)
"Employment Agreements"                Section 5.12(a)
"Environment"                          Section 2.27(a)
"Environmental Law"                    Section 2.27(a)
"Financial Statements"                 Section 2.7
"Flagship"                             Preamble
"Governmental Entity"                  Section 2.6
"Indemnified Parties"                  Section 7.1(b)
"Indemnifying Party"                   Section 7.2(a)
"Financial Statements"                 Section 2.7
"Leases"                               Section 2.13(a)
"Material Adverse Effect"              Section 2.5
"Material of Environmental Concern"    Section 2.27(b)
"Merger"                               Section 1.1
"Merger Consideration"                 Section 1.3
"Multi-Employer Plan"                  Section 2.21(e)
"Ordinary Course of Business"          Section 2.12
Optionholders                          Preamble
"PQC"                                  Preamble
"PQC Indemnified Parties"              Section 7.1(a)

"Parachute Payments"                   Section 2.11(e)
"Parties"                              Preamble
"Permits"                              Section 2.15
"Practice"                             Section 2.5
"Release"                              Section 2.27(a)
"Security Interest"                    Section 2.12
"Shares"                               Section 1.5(a)
"Stockholders"                         Preamble
"Surviving Corporation"                Section 1.1
"Tax Returns"                          Section 2.11(a)
"Taxes"                                Section 2.11(a)
"Third Party Claim"                    Section 7.2(b)

                [BALANCE OF THIS PAGE LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



                                  PHYSICIANS QUALITY CARE, INC.


                                  /s/ Samantha J. Trotman
                                  -----------------------------------
                                  By:     Samantha J. Trotman
                                  Title:  Chief Financial Officer and
                                           Vice President


                                  FLAGSHIP HEALTH II, P.A.


                                  /s/ Dana Frank, M.D.
                                  -----------------------------------
                                  By:     Dana Frank, M.D.
                                  Title:  President


                                  CLINICAL ASSOCIATES, P.A.


                                  /s/ Richard Maffezzoli
                                  -----------------------------------
                                  By:     Richard Maffezzoli, M.D.
                                  Title:  President

                                  CLINICAL ASSOCIATES
                                  STOCKHOLDERS:


                                  /s/ Mohammed Ahmed
                                  -----------------------------------
                                  Mohammed Ahmed


                                  /s/ Samuel Akman
                                  -----------------------------------
                                  Samuel Akman


                                  /s/ Mahmood Alikhan
                                  -----------------------------------
                                  Mahmood Alikhan


                                  /s/ Robert S. Baxt
                                  -----------------------------------
                                  Robert S. Baxt


                                  /s/ George Bedon
                                  -----------------------------------
                                  George Bedon


                                  /s/ Paul Z. Bodnar
                                  -----------------------------------
                                  Paul Z. Bodnar


                                  /s/ William Bouchelle
                                  -----------------------------------
                                  William Bouchelle



                                  /s/ James M. Corkum
                                  -----------------------------------
                                  James M. Corkum


                                  /s/ Albert DeLoskey
                                  -----------------------------------
                                  Albert DeLoskey


                                  /s/ James F. Dunlay
                                  -----------------------------------
                                  James F. Dunlay

                                  /s/ Paul J. Edgar
                                  -----------------------------------
                                  Paul J. Edgar


                                  /s/ Clara E. Escuder
                                  -----------------------------------
                                  Clara E. Escuder


                                  /s/ Carl S. Friedman
                                  -----------------------------------
                                  Carl S. Friedman


                                  /s/ Miquel A. Frontera
                                  -----------------------------------
                                  Miquel A. Frontera


                                  /s/ John Gambrill
                                  -----------------------------------
                                  John Gambrill


                                  /s/ Carlton Greene
                                  -----------------------------------
                                  Carlton Greene


                                  /s/ Gregory Hall
                                  -----------------------------------
                                  Gregory Hall


                                  /s/ Michael Jacobs
                                  -----------------------------------
                                  Michael Jacobs


                                  /s/ Kenneth P. Judd
                                  -----------------------------------
                                  Kenneth P. Judd


                                  /s/ Virginia Kranz
                                  -----------------------------------
                                  Virginia Kranz

                                  /s/ Michael Lifson
                                  -----------------------------------
                                  Michael Lifson


                                  /s/ Richard H. Mack
                                  -----------------------------------
                                  Richard H. Mack


                                  /s/ Richard Maffezzoli
                                  -----------------------------------
                                  Richard Maffezzoli


                                  /s/ Gary A. Manko
                                  -----------------------------------
                                  Gary A. Manko


                                  /s/ Steven Miller
                                  -----------------------------------
                                  Steven Miller


                                  /s/ Judah A. Minkove
                                  -----------------------------------
                                  Judah A. Minkove


                                  /s/ Keiffer J. Mitchell
                                  -----------------------------------
                                  Keiffer J. Mitchell


                                  /s/ Charlotte E. Modly
                                  -----------------------------------
                                  Charlotte E. Modly


                                  /s/ Rose Mary Mulaikal
                                  -----------------------------------
                                  Rose Mary Mulaikal


                                  /s/ Bindu Noor
                                  -----------------------------------
                                  Bindu Noor

                                  /s/ Bonnie Orzech-Nixon
                                  -----------------------------------
                                  Bonnie Orzech-Nixon


                                  /s/ James Paskert
                                  -----------------------------------
                                  James Paskert


                                  /s/ Radha Pathak
                                  -----------------------------------
                                  Radha Pathak


                                  /s/ Robert Peques
                                  -----------------------------------
                                  Robert Peques


                                  /s/ Toby Ritterhoff
                                  -----------------------------------
                                  Toby Ritterhoff


                                  /s/ Bruce Rosenberg
                                  -----------------------------------
                                  Bruce Rosenberg


                                  /s/ Duncan Salmon
                                  -----------------------------------
                                  Duncan Salmon


                                  /s/ David Saltzberg
                                  -----------------------------------
                                  David Saltzberg


                                  /s/ Lise K. Satterfield
                                  -----------------------------------
                                  Lise K. Satterfield


                                  /s/ Richard T. Scholz
                                  -----------------------------------
                                  Richard T. Scholz

                                  /s/ Sidney Seidman
                                  -----------------------------------
                                  Sidney Seidman


                                  /s/ Linda Sevier
                                  -----------------------------------
                                  Linda Sevier


                                  /s/ David S. Shear
                                  -----------------------------------
                                  David S. Shear


                                  /s/ Ronald Sher
                                  -----------------------------------
                                  Ronald Sher


                                  /s/ Alan M. Shorofsky
                                  -----------------------------------
                                  Alan M. Shorofsky


                                  /s/ Stephen M. Siegel
                                  -----------------------------------
                                  Stephen M. Siegel


                                  /s/ Stuart B. Silver
                                  -----------------------------------
                                  Stuart B. Silver


                                  /s/ Edward Souweine
                                  -----------------------------------
                                  Edward Souweine


                                  /s/ Jonathan E. Surrell
                                  -----------------------------------
                                  Jonathan E. Surrell


                                  /s/ Anthony Vazzano
                                  -----------------------------------
                                  Anthony Vazzano

                                  /s/ Barry Vogelstein
                                  -----------------------------------
                                  Barry Vogelstein


                                  /s/ Richard Weisman
                                  -----------------------------------
                                  Richard Weisman


                                  /s/ Julie Winston
                                  -----------------------------------
                                  Julie Winston


                                  /s/ Wayland Wong
                                  -----------------------------------
                                  Wayland Wong


                                  /s/ Robert E. Zadek
                                  -----------------------------------
                                  Robert E. Zadek

                                  CLINICAL ASSOCIATES
                                  OPTIONHOLDERS


                                  /s/ William Bartholomay
                                  -----------------------------------
                                  William Bartholomay


                                  /s/ Sarah Bodnar
                                  -----------------------------------
                                  Sarah Bodnar


                                  /s/ Marla Caplan
                                  -----------------------------------
                                  Marla Caplan

       Schedules may be obtained by written request from the Registrant.